Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-145251) and related Prospectus of Hughes Communications, Inc. for the registration of shares of its common stock, preferred stock, debt securities, guarantees of debt securities and warrants and to the incorporation by reference therein of our report dated February 22, 2006, with respect to the consolidated financial statements of Mobile Satellite Ventures LP included in Hughes Communications, Inc. Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

McLean, Virginia

November 9, 2007